Exhibit 10.7

SENIOR ADVISOR AGREEMENT
THIS AGREEMENT entered into this 5th day of September, 2018
B E T W E E N :
KINGSWAY AMERICA INC.
(“Kingsway”)
and
LARRY GENE SWETS, JR.
(“Swets”)

WHEREAS Swets has the been the President of Kingsway America Inc., since January 1, 2011 and Chief Executive Officer (“CEO”) of Kingsway Financial Services, Inc. (“KFS”) since July 1, 2010, and will be resigning from both positions effective as of September 5, 2018;

AND WHEREAS Kingsway and Swets have entered into an Employment Separation Agreement and Release dated as of the date hereof (the “Separation Agreement”);

AND WHEREAS Kingsway and its affiliates wish to retain the services of Swets for a transitional period, in light of Swets’ considerable and valuable skills, experience and institutional knowledge;

AND WHEREAS Kingsway wishes to enter into this Senior Advisor Agreement (the “Agreement”) with Swets for an initial term of twelve months from the date of the Agreement, and Swets wishes to act as a senior advisor to Kingsway for such initial term;

AND WHEREAS it is the intention of Kingsway and Swets (the “Parties”) to establish an independent contractor relationship for all purposes and not continue an employee and employer relationship;

ACCORDINGLY, for good and valuable consideration the Parties enter into this Agreement whereby Swets will provide the senior advisory services to Kingsway under the following terms:

SENIOR ADVISORY SERVICES

1.	Kingsway hereby retains the advisory services of Swets in respect of the matters set out in Appendix “A” to this Agreement (the “Services”).

2.	Swets agrees that he will devote the necessary time and energy to ensure the Services are carried out to the reasonable satisfaction of Kingsway as set forth in this Agreement.
FEES

3.	Beginning on September 5, 2018 (the “Effective Date”), Swets shall receive a base consulting fee of USD $25,000 per month, payable in arrears. The first payment will be due on October 6, 2018

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Exhibit 10.7

and additional payments will be due on the same day of each month thereafter. Swets shall also be entitled to the reimbursement of reasonable, documented, out of pocket expenses incurred by him in connection with the provision of the Services.

4.	After the end of the Term (as defined below) of this Agreement, certain Services shall be offered on an hourly rate, as set forth in Appendix “A” to this Agreement.

5.
In advance of any hourly fees being paid, or in connection with the reimbursement of expenses incurred in connection with the provision of the Services, Swets shall submit an invoice, which shall include a detailed account of the work performed/progress report on each of the projects on which Swets is then currently working, or details of the expense(s) incurred, as applicable.

6.	Upon receipt of such invoice, Kingsway shall remit payment to Swets by check or wire transfer within 5 days.

7.
Kingsway shall make its staff reasonably available to Swets in support of his provision of the Services for the Term of this Agreement, as such Term may be extended in accordance with this Agreement. In addition, Kingsway shall provide reasonable access to executive administrative support to assist Swets in the provision of the Services during the Term of this Agreement.

TERM

8.
The term of this Agreement shall commence on the Effective Date, for an initial term of twelve (12) months after the Effective Date (the “Initial Term”), unless terminated earlier or extended as provided by this Agreement. The parties may mutually agree to extend the Initial Term or any renewal term of this Agreement for subsequent six (6) month terms (the term of this Agreement, as may be extended, the “Term”). The parties shall provide written notice to each other of either (i) their respective intent to extend the Term, or (ii) their intent to allow the Term to lapse, as applicable, at least 90 days before the end of any such Term. For greater certainty, the Term will elapse unextended at the end of such Term unless both parties mutually agree on the subsequent six (6) month extension.

9.
Notwithstanding Section 8 above, Kingsway may terminate this Agreement upon a material breach by Swets, which breach is not cured within ten (10) days of written notice. After termination, no further base consulting fee payments shall be due Swets attributable to any period after the termination date.

10.
Notwithstanding any termination of this Agreement, Swets shall continue to be obligated to provide his services as set out in Section 1 of Appendix “A” for a period of up to five (5) years after termination or such longer period as may be agreed to by the Parties, and Kingsway shall be obligated to reimburse Swets for such services in accordance with Appendix “A” and the provisions of this Agreement related thereto.

11.	Sections 15, 16, 20, 22 and 23 inclusive, General and Arbitration shall survive any termination or expiration of this Agreement.
PROVISION OF SERVICES

12.
Except as may be otherwise set forth in this Agreement, Swets agrees that Kingsway shall not be responsible for providing an office, a vehicle, equipment, tools, licencing fees, or insurance coverage in order for Swets to provide Services.

13.
Kingsway agrees that Swets shall determine his schedule and methodology to ensure that the Services rendered are completed within any reasonable project timetable established by Kingsway after consultation with Swets.

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Exhibit 10.7

14.
It is agreed that Swets shall act as an independent contractor in the provision of all Services under this Agreement. Accordingly, Swets shall bear all liability that results from the provision of Services under this Agreement, including, but not limited to, remittances for any personal or corporate taxes, payroll taxes, insurance premiums or any other duties, levies or taxes. For greater certainty, the Parties agree that nothing in this Agreement creates an employer and employee relationship between the Parties. As services hereunder are to be rendered in the United States, any tax reporting of payments to Swets hereunder, such as the equivalent of an IRS form 1099, will not be reported in Canada.

15.
Swets agrees to indemnify and save harmless Kingsway from any personal taxes, payroll with holding taxes, FICA, insurance premiums or any other duties, levies or taxes associated with any payment to Swets under this Agreement.

NON-EXCLUSIVITY

16.
Kingsway acknowledges and agrees that Swets’ provision of the Services hereunder is non-exclusive and Swets shall be entitled to enter into contracts for service with other entities from time to time, subject to compliance with the terms of Section 19 below.

CONFIDENTIALITY

17.
Swets agrees that he will not retain, use, misuse or disclose, directly or indirectly, any of Kingsway’s Confidential Information. Swets understands and agrees that for purposes of this Agreement, “Confidential Information” includes all confidential information and trade secrets of Kingsway and its parent company, subsidiaries and affiliates to which Swets had access during his employment, all trade secrets and other information furnished by Kingsway to Swets and all information to which Swets gained access during his employment relationship with Kingsway which is either non-public, confidential or proprietary in nature, whether such information is legally privileged or the property of Kingsway (or its parent company, subsidiaries or affiliates). Confidential Information does not include Swets’ general knowledge and know-how that is not proprietary to Kingsway, including, but not limited to, utilization of NOL’s to capitalize real estate transactions, and such information concerning insurance backed securities. Confidential Information also does not include: (a) information that was available to the general public at the time it was disclosed or which through no act or omission of Swets, becomes publicly available; (b) information that Swets rightfully possessed independent of any obligation of confidentiality; (c) information that Swets rightfully receives without obligation of confidentiality from any third-party; or (d) information Swets develops independently without using the Confidential Information. Swets recognizes that such Confidential Information is a unique asset of Kingsway, developed and perfected over a considerable time and at substantial expense to Kingsway and the disclosure of which may cause injury, loss of profits and loss of goodwill to Kingsway or its parent company, subsidiaries or affiliates. Swets represents and warrants that, at all times during his employment with Kingsway, he fully complied with any and all confidentiality agreements executed by him and any and all policies or directives of Kingsway related to the use and disclosure of Confidential Information.

RESTRICTIVE COVENANTS

18.	Acknowledgment.

(a)
Swets understands that the nature of Swets’ advisory role with Kingsway and its subsidiaries gives Swets access to and knowledge of Confidential Information. Swets further understands and acknowledges that Kingsway's and its parent and subsidiaries' ability to protect their respective Confidential Information is of great competitive importance and commercial value

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Exhibit 10.7

to Kingsway and its parent and subsidiaries, and that improper use or disclosure by Swets may result in unfair or unlawful competitive activity.

19.	Non-Competition.

(a)	During the Term (the "Restricted Period"), Swets agrees and covenants not to engage in any Prohibited Activity.

(b)
For purposes of this non-competition clause, "Prohibited Activity" means (1) the acquisition, individually or as a member of a group, of a controlling interest in, (2) the de novo establishment of, individually or as a member of a group, or (3) the provision of services, whether as an employee, consultant, advisor or independent contractor, to (i) any entity, the primary business of which is the sale or issuance of product warranties, extended warranties or vehicle service agreements; (ii) any entity that directly competes with the primary business of Argo Management Group, LLC, which is to invest in service, niche manufacturing or distribution businesses valued under $50 million, utilizing the search fund model; (iii) any entity focused on utilizing structured real estate transactions where NOLs are utilized as the majority contribution of capital; or (iv) any entity that directly competes with the primary business of Insurance Income Strategies, Ltd.

(c)
Nothing herein shall prohibit Swets from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation that conducts any of the businesses described in Section 19(b) above, provided that such ownership represents a passive investment and that Swets is not a controlling person of, or a member of a group that controls, such corporation.

20.	Non-Solicitation of Employees.

(a)
During the Term and for a period of one (1) year thereafter (the “Non-Solicitation Period”), Swets agrees and covenants not to solicit, hire, recruit, or attempt to solicit, hire, or recruit, any employee of Kingsway or its subsidiaries, (collectively, "Covered Employee"), or induce the termination of employment of any Covered Employee.

(b)
This non-solicitation provision explicitly covers all forms of oral, written, or electronic communication, including, but not limited to, communications by email, regular mail, express mail, telephone, fax, instant message, and social media, including, but not limited to, Facebook, LinkedIn, Instagram, Twitter, and any other social media platform, whether or not in existence at the time of entering into this Agreement.

21.	Business Opportunities.

(a)
During the Restricted Period, Swets shall submit to Kingsway all business, commercial and investment opportunities or offers presented directly to Swets, or of which Swets becomes aware other than through a fiduciary position, that relate to triple net leases on real property accompanied by self amortizing debt (“Corporate Opportunities”). Swets will provide Kingsway 10 business days to indicate its intent to pursue, otherwise Swets is entitled to pursue.

NO BREACH OF OTHER OBLIGATIONS

22.	Swets acknowledges and represents to Kingsway that:

(a)	The performance of the Services for Kingsway by Swets and any of his employees and/or agents shall not breach any non-competition agreement, non-solicitation agreement or any

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Exhibit 10.7

agreement to keep confidential the proprietary information of any present or prior client, employer or proprietor of Swets or any third party.

(b)	Swets also acknowledges and represents to Kingsway that Swets shall not use in the performance of the Services any confidential materials or documents of any third party.

(c)	Swets further acknowledges and represents that he is not a party to any agreement or obligation with any third party, which conflicts with any obligations of Swets under this Agreement.
GENERAL

23.
Each of the parties represents and warrants: (a) it/he has the power, capacity and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby; and (b) this Agreement has been duly authorized, executed and delivered by it/him and constitutes a legal, valid and binding obligation enforceable against it in accordance with its terms.

24.	This Agreement shall be governed by and construed in accordance with the laws of Illinois, without reference to its conflict of laws principles.

25.
The invalidity or unenforceability of any provision of the Agreement shall not affect the validity or enforceability of any other provision in this Agreement. Any court is expressly authorized to modify any unenforceable provision of this Agreement instead of severing the unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to the provision, or making any other modifications it deems warranted to carry out the intent and purpose of the Agreement.

26.
This Agreement, including any of the rights, duties or obligations herein, is not assignable or transferable by Kingsway or Swets without the prior written consent of the other party. Any attempt to assign any of the rights, duties or obligations in this Agreement without such written consent is void.

27.	Apart from Kingsway and Swets, no other person shall have any rights under this Agreement.

28.
Swets shall ensure that only Swets shall provide the Services to Kingsway, unless Kingsway provides written consent to allow another employee or agent of Swets to provide it services on behalf of Swets.

29.	There shall be no waiver of breach of any term or condition of this Agreement unless the waiver is in writing signed by the party who has not committed the breach.

30.	Swets agrees that this Agreement represents a new relationship with Kingsway and not a continuation of any pre-existing relationship.

31.
This Agreement, including Appendix “A”, the Separation Agreement and the Amended and Restated Restricted Stock Agreement contain the entire understanding of the parties with respect to the subject matter hereof and thereof, there are no restrictions, agreements, promises, representations, warranties, covenants or other undertakings other than those expressly set forth in this Agreement, the Separation Agreement and the Amended and Restated Restricted Stock Agreement that pertain to the subject matter of this Agreement, the Separation Agreement and the Amended and Restated Restricted Stock Agreement; provided, however, that this Agreement does not supersede other agreements between the parties relating to other matters. This Agreement may be amended only by a written instrument duly executed by all of the parties or their respective successors or assigns.

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Exhibit 10.7

32.
Swets acknowledges that he has had the opportunity to receive independent legal advice or such other advice as he has deemed necessary in relation to this Agreement. Swets further acknowledges that Swets understands his rights and obligations under this Agreement, is voluntarily signing this Agreement, and accepts the terms of this Agreement.

ARBITRATION

33.
The Parties agree that any dispute, controversy, or claim arising out of or related to in any way to this Agreement or the Parties' employment relationship or termination of that relationship, or any breach of this Agreement or the Separation Agreement, shall be submitted to and decided by binding arbitration in Chicago, Illinois. Arbitration shall be administered under the laws of the American Arbitration Association (AAA) in accordance with the AAA’s Employment Arbitration Rules in effect at the time the arbitration is commenced. The AAA’s rules are also available online at www.adr.org. Discovery in any arbitration proceeding shall be conducted according to the AAA’s Employment Arbitration Rules. To the extent not provided for in the AAA’s Employment Arbitration Rules, the Arbitrator has the power to order discovery upon a showing that discovery is necessary for a party to have a fair opportunity to present a claim or defense.

34.
This agreement to arbitrate covers all grievances, disputes, claims, or causes of action that otherwise could be brought in a federal, state, or local court or agency under applicable federal, state, or local laws, arising out of or relating to Swets’ employment and the termination thereof, including claims Swets may have against Kingsway or against its officers, directors, supervisors, managers, employees, or agents in their capacity as such or otherwise, or that Kingsway may have against Swets. The claims covered by this agreement to arbitrate include, but are not limited to, claims for breach of any contract or covenant (express or implied), tort claims, claims for wages, or other compensation due, claims for wrongful termination (constructive or actual), claims for discrimination or harassment (including, but not limited to, harassment or discrimination based on race, age, color, sex, gender, national origin, alienage or citizenship status, ancestry, creed, religion, marital status, partnership status, military status, unfavorable discharge from military service, order of protection status, predisposing genetic characteristics, medical condition, psychological condition, mental condition, criminal accusations and convictions, arrest record, expunged or sealed convictions, disability, pregnancy, sexual orientation, or any other trait or characteristic protected by federal, state, or local law), and claims for violation of any federal, state, local, or other governmental law, statute, regulation, or ordinance relating to the matters set forth in Paragraph 34 hereof.

35.
Swets and Kingsway expressly intend and agree that: (a) class action and representative action procedures shall not be asserted, nor will they apply, in any arbitration; (b) each will not assert class action or representative action claims against the other in arbitration or otherwise; and (c) Swets and Kingsway shall only submit their own, individual claims in arbitration and will not seek to represent the interests of any other person. Further, Swets and Kingsway expressly intend and agree that any claims by Swets will not be joined, consolidated, or heard together with claims of any other employee.

36.	Any arbitral award determination shall be final and binding upon the Parties. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

37.
If any provision of this agreement to arbitrate is adjudged to be void or otherwise unenforceable, in whole or in part, the void or unenforceable provision shall be severed and such adjudication shall not affect the validity of the remainder of this agreement to arbitrate.

38.
Any and all notices or other communications hereunder shall be in writing and shall be deemed properly served (i) on the date sent if transmitted by hand delivery with receipt therefore, (ii) on the date of transmittal if sent by email if sent on a business day, if not, on the next succeeding business day, (iii) one business day after the notice is deposited with an overnight courier, or (iv) three (3)

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Exhibit 10.7

days after being sent by registered or certified mail, return receipt requested, first class postage prepaid, addressed as follows (or to such new address as the addressee of such a communication may have notified the sender thereof):

To Kingsway:                Kingsway America Inc.
150 Pierce Road, Suite 600
Itasca, IL 60143
Attn:    William A. Hickey, Jr.
Phone:    847-871-6416
Email:    whickey@kingswayfinancial.com

To Swets:                Larry G. Swets, Jr.
105 South Maple Street
Itasca, IL 60143
Phone:    630-824-8199
Email:    swetsholdings@gmail.com

39.	All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.
[Signature page follows.]

DATED at Itasca, IL this 5th day of September, 2018.

KINGSWAY AMERICA INC.
Per:
Name:
Title:

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Exhibit 10.7

DATED at Itasca, IL this 5th day of September, 2018.

Witness	Name: Larry Gene Swets, Jr.

[Signature Page to Senior Advisor Agreement]

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Exhibit 10.7

APPENDIX “A”

Services Summary:    Unless specifically set forth otherwise below, the Senior Advisor shall be responsible for providing the following Services to Kingsway and its affiliates in exchange for payment of the base consulting fee as set forth in the attached Agreement:

1.	Risk mitigation

a.
Scope: Swets agrees to cooperate with Kingsway in the truthful and honest investigation, prosecution and/or defense of any claim in which Kingsway or any of its subsidiaries or KFS may have an interest, which may include, without limitation, making himself available on a reasonable basis to participate in any legal or regulatory proceeding involving any of such persons, allowing himself to be interviewed by representatives of Kingsway, participating as requested in interviews and/or preparation by any of such persons of other witnesses, protecting the applicable legal privileges of such persons, appearing for depositions and testimony without requiring a subpoena, and producing and/or providing any documents or names of other persons with relevant information.

b.
Payment: For this work, after the termination or expiration of the Term, Swets will be paid on an hourly basis at a rate of USD $375 per hour, and shall invoice Kingsway for such work, in accordance with the terms of the Agreement.

c.
Term: As set out in the Agreement, these services shall continue for a period of up to five (5) years after termination, or such longer period as may be agreed to by the Parties, as they are required by Kingsway.

2.	Value maximization and monetization of investments

a.
Scope: Assisting the KFS Board and Kingsway management team with the review, evaluation, management and monetization of certain investments within the knowledge of Swets during his tenure with Kingsway and KFS.

3.	Assessment of transaction opportunities

a.	Scope: Assisting the KFS Board and Kingsway management team with the creation, sourcing and evaluation of investment structures and opportunities consistent with Kingsway's investment objectives.

4.	Ongoing capital-raising efforts

a.	Scope: Assisting the Board and Kingsway management team with ongoing efforts of Kingsway and its affiliates to raise capital privately or publicly.

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